Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 30, 2007, by and among Midwest Generation, LLC, a Delaware limited liability company (“MWG”), Midwest Finance Corp., a Delaware corporation (“MWF” and, together with MWG, the “Issuers”) and The Bank of New York, as Trustee (the “Trustee”) to the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Issuers and the Trustee have heretofore executed and delivered the Indenture, dated as of April 27, 2004, as supplemented by the Supplemental Indenture, dated as of March 1, 2006, among Midwest Generation Procurement Services, LLC, MWG, MWF and the Trustee (as amended and supplemented, the “Indenture”), pursuant to which MWG and MWF have together issued $1 billion aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2034 (the “Notes”) outstanding;

WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee may, with certain exceptions, amend the Indenture and the Notes with the consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, Section 10.03 of the Indenture provides that the Liens (as defined in the Indenture) upon the Collateral (as defined in the Indenture) securing the Notes or any other Obligations (as defined in the Indenture) under the Indenture may be released with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9 of the Indenture, and Section 9.02 of the Indenture provides that any amendment to, or waiver of, the provisions of the Indenture to release all of the Collateral (as defined in the Indenture) from the Liens (as defined in the Indenture) securing the Notes requires the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding;

WHEREAS, MWG has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of April 17, 2007 (the “Solicitation Statement”), to the Holders of the Notes in connection with a proposed release of security interests in the Collateral securing the Notes as described in the Solicitation Statement (the “Proposed Release”), certain proposed amendments to the Indenture as described in the Solicitation Statement (the “Proposed Amendments”) and the authorization of the Trustee to take, and to instruct the Collateral Trustee to take, all actions as may be necessary to effectuate the Proposed Release as described in the Solicitation Statement (the “Proposed Authorization”);

WHEREAS, the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding have duly consented to the Proposed Release and the Proposed Authorization and the Holders of at least a majority in aggregate principal amount of the Notes then outstanding have duly consented to the Proposed Amendments (together, the “Requisite Consents”);

WHEREAS, the Board of Managers of MWG and the Board of Directors of MWF have each determined that it is in the best interests of MWG and MWF, respectively, to authorize and approve the Proposed Release, the Proposed Amendments and the Proposed Authorization; and

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Issuers and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I- AMENDMENTS

Section 1.1.            Amendments to the Definitions in the Indenture and the Notes.

(a)       Upon the effective date of this Second Supplemental Indenture (i) certain definitions in the Indenture shall be deemed deleted when references to such definitions would be eliminated as a result of the amendments described herein, (ii) cross-references to provisions in the Indenture that have been deleted as a result of the Proposed Release and the Proposed Amendments shall be deemed deleted, and (iii) certain other changes to the Indenture of a technical or conforming nature shall be deemed made to the extent necessary to reflect the deletion of the provisions described herein.

(b)       Any definitions used exclusively in the provisions of the Notes that are hereby deleted, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Notes, and all references in the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Second Supplemental Indenture are hereby deleted in their entirety or revised to conform herewith, as the case may be.

Section 1.2.            Amendments to Article 3 — Redemption and Prepayment.  The following Section of the Indenture, and any corresponding provisions in the Notes, is hereby deleted in its entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 3.09	Offer to Purchase by Application of Excess Proceeds.

Section 1.3.            Amendments to Article 4 — Covenants.  The following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 4.03	Reports.
Section 4.04	Compliance Certificate.
Section 4.05	Taxes.
Section 4.06	Stay, Extension and Usury Laws.
Section 4.07	Restricted Payments.
Section 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries.
Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Equity.
Section 4.10	Asset Sales.
Section 4.11	Transactions with Affiliates.
Section 4.12	Liens.
Section 4.13	Business Activities.
Section 4.14	Corporate Existence.
Section 4.15	Offer to Repurchase Upon Change in Control.
Section 4.16	Limitation on Sale and Leaseback Transactions.
Section 4.17	Limitation on Issuances of Guarantees of Indebtedness.
Section 4.18	Maintenance of Assignability of Contracts
Section 4.19	Maintenance and Enforcement of the Powerton/Joliet Lease Intercompany Note and Powerton/Joliet Subordination Agreements.
Section 4.20	Restrictions on Activities of Midwest Finance.
Section 4.21	Payments for Consent.

Section 1.4.            Amendments to Article 6 —Defaults and Remedies.  Section 6.01 of the Indenture is hereby amended by deleting paragraphs (3), (5), (6) and (7) thereof. The remaining paragraphs are renumbered accordingly. In addition, paragraphs (10) and (11) in Section 6.01 of the Indenture are hereby amended in their entirety to read as follows:

(6) Midwest pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property and assets;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Midwest in an involuntary case;

(B) appoints a custodian of Midwest; or

(C) orders the liquidation of Midwest;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 1.5.            Amendments to Article 8 — Legal Defeasance and Covenant Defeasance. Section 8.04 of the Indenture is hereby amended by deleting paragraphs (2), (3), (5) and (6) in their entirety.

Section 1.6.            Amendments to Article 10 — Collateral and Security. Sections 10.03 and 10.04 of the Indenture, and any corresponding provisions in the Notes, are deleted in their entirety and replaced with “Intentionally Omitted.” Section 10.06 shall be added to the Indenture, as follows:

Section 10.06         Authorization to Release Security in Respect of Notes; Collateral Trust Agreement

(a)           Notwithstanding anything to the contrary contained in this Indenture or the other Note Documents, (i) the Holders hereby consent to the release of the security interests and mortgage liens created by the Security Documents on the Collateral in favor of the Holders and the Holders acknowledge and agree that following such release, the Notes and all other Obligations under the Indenture shall no longer constitute “Parity Lien Debt” under the Indenture or any other Note Document and (ii) the Holders hereby authorize the Trustee to instruct the Collateral Trustee, and the Collateral Trustee is hereby instructed and authorized, to execute and deliver such documents and to take such other actions as are necessary to effect and evidence such release, including delivery of evidence of such release to Midwest in accordance with the Collateral Trust Agreement.

(b)           Notwithstanding anything to the contrary contained in this Indenture or the other Note Documents, the Holders hereby authorize the Trustee and the Collateral Trustee to execute any and all amendments or supplements to, or give any instructions under or take any other actions with respect to, the Note Documents that are reasonably requested by the Borrower (i) to release the security interests and the mortgage lien created by the Security Documents on the Collateral in favor of the Holders and (ii) to evidence that following such release, the Notes shall not constitute “Parity Lien Debt” as defined in the Collateral Trust Agreement.

(c)           Notwithstanding anything to the contrary set forth in the Indenture or the other Note Documents, the Holders acknowledge and agree that following the release of the security interest and mortgage liens on the Collateral in accordance with clause (a) above, the Notes shall have not have any rights under the Collateral Trust Agreement or any other Security Document.

ARTICLE II- MISCELLANEOUS

Section 2.1.            Execution of Supplemental Indenture. This Second Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture and, as provided in the Indenture, this Second Supplemental Indenture forms a part thereof.

Section 2.2.            Indenture Remains in Full Force and Effect. Except as supplemented by this Second Supplemental Indenture, all provisions in the Indenture and the Notes shall remain in full force and effect.

Section 2.3.            Effect and Operation of Supplemental Indenture.  This Second Supplemental Indenture shall be effective and binding immediately upon its execution by MWG, MWF and the Trustee (so long as the Requisite Consents have been received) but, notwithstanding anything in the Indenture or this Second Supplemental Indenture to the contrary, the amendments to the Indenture set forth in Section 1.1 through Section 1.6 of this Second Supplemental Indenture shall not become operative unless and until the Notes tendered in connection with the Solicitation Statement are accepted for purchase by MWG (the time at which the tendered Notes are so accepted for purchase, the “Acceptance Time”) and the Indenture will remain in effect in its current form until such amendments become operative.  If the offer and consent solicitation set forth in the Solicitation Statement is terminated, withdrawn or otherwise not completed, this Second Supplemental Indenture will have no force or effect, and the amendments to the Indenture set forth in Section 1.1 through Section 1.6 of this Second Supplemental Indenture will not become operative.

Section 2.4.            References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Supplemental Indenture may refer to the Indenture without making specific reference to this Second Supplemental Indenture, but nevertheless all such references shall include this Second Supplemental Indenture unless the context requires otherwise.

Section 2.5.            Conflict with Trust Indenture Act. The Issuers will comply with the provisions of the TIA.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

Section 2.6.            Severability. If any court of competent jurisdiction shall determine that any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7.            Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.8.            Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.9.            Benefits of Second Supplemental Indenture.  Nothing in this Second Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Notes.

Section 2.10.          Successors. All agreements of MWG and MWF in this Second Supplemental Indenture shall bind their respective successors.  All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 2.11.          Concerning the Trustee. The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Notes.

Section 2.12.          Certain Duties and Responsibilities of the Trustee.  In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.13.          Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.14.          GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 2.15.          Confirmation. Each of the Issuers and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MIDWEST GENERATION, LLC
By:	/s/ Steven D. Eisenberg
Name: Steven D. Eisenberg Title: Vice President

MIDWEST FINANCE CORP.

By:	/s/ Steven D. Eisenberg
Name: Steven D. Eisenberg Title: Vice President

THE BANK OF NEW YORK

By:	/s/ Christopher J. Grell
Name: Christopher J. Grell Title: Vice President

Acknowledged by:

MIDWEST GENERATION PROCUREMENT SERVICES, LLC
By:	/s/ Steven D. Eisenberg
Name: Steven D. Eisenberg Title: Vice President